Exhibit 10.2

TAX MATTERS AGREEMENT

among

General Electric Company,
on behalf of itself
and the members
of the Company Group,

and

Transportation Systems Holdings Inc.
on behalf of itself
and the members
of the SpinCo Group

and

Westinghouse Air Brake Technologies Corporation
on behalf of itself
and the members
of the Parent Group

and

Wabtec US Rail, Inc.

Dated as of February 25, 2019

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”) is entered into as of February 25, 2019 among General Electric Company (the “Company”), a New York corporation, on behalf of itself and the members of the Company Group, Transportation Systems Holdings Inc. (“SpinCo”), a Delaware corporation, on behalf of itself and the members of the SpinCo Group, Westinghouse Air Brake Technologies Corporation (“Parent”), a Delaware corporation, on behalf of itself and the members of the Parent Group, and Wabtec US Rail, Inc. (“Direct Sale Purchaser”), a Delaware corporation.

WITNESSETH:

WHEREAS, pursuant to the Tax laws of various jurisdictions, certain members of the SpinCo Group presently file certain Tax Returns on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Internal Revenue Code of 1986, as amended (the “Code”)) with certain members of the Company Group;

WHEREAS, the Company, Parent, SpinCo and Direct Sale Purchaser have entered into a Separation, Distribution and Sale Agreement, dated as of May 20, 2018 (as amended pursuant to the Amendment to Separation, Distribution and Sale Agreement dated as of January 25, 2019, the “Separation Agreement”) and the Company, Parent, SpinCo and Merger Sub have entered into an Agreement and Plan of Merger, dated as of May 20, 2018 (as amended pursuant to the Amendment to Agreement and Plan of Merger dated as of January 25, 2019, the “Merger Agreement”) pursuant to which the Internal Reorganization, the Direct Sale, the SpinCo Transfer, the Distribution and the Merger and other related transactions will be consummated;

WHEREAS, the parties intend that the Intended Tax Treatment apply;

WHEREAS, the Company, Parent and SpinCo desire to set forth their agreement on the rights and obligations of the Company, SpinCo, Parent and the members of the Company Group, the SpinCo Group, and Parent Group respectively, with respect to (A) the administration and allocation of U.S. federal, state, local and non-U.S. Taxes incurred in Taxable periods beginning prior to the Distribution Date, as defined below, and (B) various other Tax matters;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

SECTION 1.          Definitions.

(a)          As used in this Agreement:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person, whether now or in the future, as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For purposes of determining whether a Person is an Affiliate, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise.  It is expressly agreed that, from and after the Distribution Date, no member of the Company Group shall be deemed to be an Affiliate of any member of the SpinCo Group, and no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the Company Group.

“Agreement” shall have the meaning ascribed thereto in the preamble.

“Applicable Law” (or “Applicable Tax Law,” as the case may be) shall mean, with respect to any Person, any U.S. federal, state, county, municipal, local, multinational or non-U.S. statute, treaty, law, common law, ordinance, rule, regulation, order, writ, injunction, judicial decision, decree, permit or other legally binding requirement of any Governmental Authority applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Basis Adjustment” means the cumulative increase to the tax basis of any Reference Asset as a result of (i) the SpinCo Transactions, (ii) the Section 336(e) Elections, (iii) the Section 338(h)(10) Elections, (iv) the Internal Reorganization, (v) the Direct Sale or (vi) payments made pursuant to Section 13, in each case, for U.S. federal, state and local income tax purposes.

“Business Day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Closing Date” shall have the meaning ascribed thereto in the Merger Agreement.

“Closing of the Books Method” shall mean the apportionment of items between portions of a Taxable period (i) as required under the Treasury regulations promulgated under Sections 336(e) and 338 of the Code, respectively, in connection with the Section 336(e) Elections, the Section 338(h)(10) Elections and any election made under Section 338(g) of the Code pursuant to Section 10(b), as the case may be, and (ii) if and to the extent the preceding clause (i) is inapplicable, based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Taxable period, as if the Distribution Date were the last day of the Taxable period), and in the case of this clause (ii), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Taxable period following the Distribution, as reasonably agreed by the Company and Parent; provided that, for the avoidance of doubt, any transaction deemed to occur for U.S. federal income tax purposes as a result of the Section 336(e) Elections, the Section 338(h)(10) Elections or any election made under Section 338(g) of the Code pursuant to Section 10(b) shall be deemed for all purposes of this Agreement to have occurred prior to the Distribution Effective Time; provided, further, that any items not susceptible to such apportionment shall be apportioned on the basis of elapsed days during the relevant portion of the Taxable period.

“Code” shall have the meaning ascribed thereto in the recitals.

“Combined Group” shall mean any group that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the Company Group and (i) at least one member of the SpinCo Group or (ii) at least one Direct Sale Transferred Subsidiary.

“Combined Tax Return” shall mean a Tax Return filed in respect of U.S. federal, state, local or non-U.S. income Taxes for a Combined Group, or any other affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) Tax Return of a Combined Group.

 “Company” shall have the meaning ascribed thereto in the preamble.

“Company Business” shall mean the business conducted by the Company and its Affiliates, other than the SpinCo Business.

“Company Group” shall mean the Company and each of its direct and indirect Subsidiaries immediately after the Distribution, including any predecessors or successors thereto (other than those entities comprising the SpinCo Group or the Parent Group).  For the avoidance of doubt, any reference herein to the “members” of the Company Group shall include the Company.

“Company Separate Tax Return” shall mean any Tax Return that is required to be filed by, or with respect to, a member of the Company Group that is not a Combined Tax Return.

“Compensatory Equity Interests” shall mean any options, stock appreciation rights, restricted stock, stock units or other rights with respect to the Company’s stock that are granted on or prior to the Distribution Date by any member of the Company Group in connection with employee, independent contractor or director compensation or other employee benefits (including, for the avoidance of doubt, options, stock appreciation rights, restricted stock, restricted stock units, performance share units or other rights issued in respect of any of the foregoing by reason of the Distribution or any subsequent transaction).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Credit Event” means the occurrence of any of the following events: (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed, and which such filing is not contested within 30 days or dismissed within 60 days after the filing, seeking (i) liquidation, reorganization or other relief in respect of any member of the Parent Group or its debts, or of a substantial part of its assets, under any U.S. federal, state or non-U.S. bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any member of the Parent Group or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; (b) any member of the Parent Group shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any U.S. federal, state or non-U.S. bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any member of the Parent Group or for a substantial part of its assets, or (iii) make a general assignment for the benefit of creditors; or (c) any member of the Parent Group engages in any other action or fails to take any action that constitutes an ‘event of default’ under any indebtedness or guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000,000 if such event of default is not waived by the applicable creditor or cured by the applicable member of the Parent Group, and if such indebtedness or guarantee is not refinanced, terminated or otherwise settled, in each case, within 30 days of the occurrence of such event of default.

“Default Rate” shall mean a rate per annum equal to LIBOR plus 500 basis points.

“Direct Sale” shall have the meaning ascribed to it in the Separation Agreement.

“Direct Sale Allocation Principles” shall mean the principles set forth on Schedule A hereto.

“Direct Sale Assets” shall have the meaning ascribed to it in the Separation Agreement.

 “Direct Sale Consideration” means the Direct Sale Purchase Price plus, to the extent properly taken into account under Section 1060 of the Code or any comparable statutes in any other jurisdiction, the Direct Sale Liabilities.

“Direct Sale Deficit Amount” shall have the meaning ascribed to it in the Separation Agreement.

“Direct Sale Increase Amount” shall have the meaning ascribed to it in the Separation Agreement.

“Direct Sale Liabilities” shall have the meaning ascribed to it in the Separation Agreement.

“Direct Sale Purchase Price” shall have the meaning ascribed to it in the Separation Agreement.

“Direct Sale Separate Tax Return” shall mean any Tax Return that is required to be filed by, or with respect to, any Direct Sale Transferred Subsidiary that is not a Combined Tax Return.

“Direct Sale Structure Tax Asset” shall mean any (i) Basis Adjustment in respect of a Direct Sale Asset and (ii) any deduction for Imputed Interest with respect to payments under Section 13(c) that are attributable to the Direct Sale.

“Distribution” shall have the meaning ascribed to it in the Separation Agreement.

“Distribution Date” shall mean the date on which the Distribution occurs.

“Distribution Date QBAI” shall mean, for any relevant CFC, the product of (i) such CFC’s “qualified business asset investment” (as defined in Section 951A(d)(1) of the Code) for the taxable year of such CFC that includes the Distribution Date, determined as though such taxable year ended on the Distribution Date, and (ii) a fraction, the numerator of which is the number of days in the portion of such taxable year ending on the Distribution Date and the denominator of which is the total number of days in such taxable year.

“Distribution Effective Time” shall have the meaning ascribed to it in the Separation Agreement; provided that, for the avoidance of doubt, any transaction deemed to occur for U.S. federal income tax purposes as a result of the Section 336(e) Elections, the Section 338(h)(10) Elections or any election made under Section 338(g) of the Code pursuant to Section 10(b) shall be deemed for all purposes of this Agreement to have occurred prior to the Distribution Effective Time.

 “Equity Interests” shall mean any stock or other securities treated as equity for Tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Escheat Payment” shall mean any payment required to be made to a Governmental Authority pursuant to an abandoned property, escheat or similar law.

“Final Determination” shall mean (i) with respect to U.S. federal income Taxes, (A) a “determination” as defined in Section 1313(a) of the Code (including, for the avoidance of doubt, an executed IRS Form 906), or (B) the execution of an IRS Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any Taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for refund or the right of the IRS to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved; (ii) with respect to Taxes other than U.S. federal income Taxes, any final determination of liability in respect of a Tax that, under Applicable Tax Law, is not subject to further appeal, review or modification through proceedings or otherwise; (iii) with respect to any Tax, any final disposition by reason of the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof); or (iv) with respect to any Tax, the payment of such Tax by any member of the Company Group, any member of the SpinCo Group or any member of the Parent Group, whichever is responsible for payment of such Tax under Applicable Tax Law, with respect to any item disallowed or adjusted by a Taxing Authority; provided that, in the case of this clause (iv), the provisions of Section 17 have been complied with, or, if such Section is inapplicable, that the Member Company responsible under this Agreement for such Tax is notified by the Member Company paying such Tax that it has determined that no action should be taken to recoup such disallowed item, and the other Member Company agrees with such determination.

“Governmental Authority” shall mean any multinational, U.S., non-U.S., federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Group” shall mean the SpinCo Group, the Company Group or the Parent Group, as appropriate.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 of the Code or any other provision of the Code with respect to the payment obligations under Section 13(c).

“Indemnified Party” shall mean the party which is entitled to seek indemnification from another party pursuant to the provisions of Section 14.

“Indemnifying Party” shall mean the party from which another party is entitled to seek indemnification pursuant to the provisions of Section 14.

“Intended Tax Treatment” shall mean:

(a)	The treatment of the SpinCo Class A Preferred Stock and the SpinCo Class B Preferred Stock as stock subject to Section 1504(a)(4) of the Code;

(b)
The treatment of the formation of SpinCo, the Internal Reorganization, the Direct Sale, the SpinCo Transfer, the Distribution, the Merger and the Post-Closing Transfers as (i) a series of transactions effected pursuant to an integrated plan to dispose of the stock of SpinCo and other entities comprising the SpinCo Business (within the meaning of Treasury Regulations Section 1.336-1(b)(5)(iii) and 1.338-3(b)(3)(ii)(C)) and (ii) a series of related transactions (within the meaning of Treasury Regulations Section 1.197-2(h)(6)(ii)(B));

(c)
The treatment of the SpinCo Transactions, by virtue of the transactions occurring thereby and the Section 336(e) Elections and the Section 338(h)(10) Elections, as giving rise for U.S. federal, state and local income tax purposes to a taxable purchase and sale of the assets held immediately after the SpinCo Transfer by SpinCo and each other Applicable Subsidiary (other than the Equity Interests of the Applicable Subsidiaries); and

(d)
The treatment of the Direct Sale for U.S. federal, state and local income tax purposes as a taxable purchase and sale of the Direct Sale Assets (including the assets held, or treated for U.S. federal income tax purposes as held, immediately prior to the Direct Sale by any Direct Sale Transferred Subsidiary for which an election is made under Section 338(h)(10) of the Code pursuant to Section 12(d), but excluding the Equity Interests of any such Direct Sale Transferred Subsidiary).

“Internal Reorganization” shall have the meaning ascribed thereto in the Separation Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“Kazakhstan Side Letter Agreement” shall mean the agreement between the Company and Parent in respect of the transfer of (i) a certain agreement between General Electric Kazakhstan LLP and KTZ-Freight Transportation JSC dated January 18, 2018 and (ii) a certain agreement between General Electric Kazakhstan LLP and KTZ-Freight Transportation JSC dated November 10, 2017.

“Material Breach Payment” has the meaning set forth in Section 13(c)(vi).

“Member Company” shall mean the Company, SpinCo or Parent (or the appropriate member of each of their respective Groups), as appropriate.

“Merger” shall mean, collectively, (i) the merger of Merger Sub with and into SpinCo, with SpinCo continuing as the surviving corporation, pursuant to the Merger Agreement, and (ii) Parent’s acquisition of all of the SpinCo Class B Preferred Stock for  $10,000,000 cash immediately prior to the transactions described in item (i) and pursuant to the Merger Agreement.

“Merger Agreement” shall have the meaning ascribed thereto in the recitals.

“Merger Effective Time” shall have the meaning ascribed thereto in the Merger Agreement.

“Merger Sub” shall have the meaning ascribed to it in the Merger Agreement.

“Non-Stepped-Up Basis” shall mean the tax basis of any Reference Asset in respect of which a Basis Adjustments occurs, as determined before giving effect to the first event described in clauses (i)-(vi) of the definition of “Basis Adjustment” that gave rise to an adjustment to the tax basis of such Reference Asset.

“Parent” shall have the meaning ascribed thereto in the preamble.

“Parent Change of Control” means the occurrence of any of the following events:

(a)          any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the beneficial owner of securities of Parent representing more than fifty percent (50%) of the combined voting power of Parent’s then outstanding voting securities;

(b)          the shareholders of Parent approve a plan of complete liquidation or dissolution of Parent or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly, or indirectly, by Parent of all or substantially all of Parent’s assets, other than such sale, lease or other disposition by Parent of all or substantially all of Parent’s assets to an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of Parent in substantially the same proportions as their ownership of Parent immediately prior to such disposition;

(c)          there is consummated a merger or consolidation of Parent or any direct or indirect subsidiary of Parent with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (i) the board of directors of Parent immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company resulting from or surviving such merger or consolidation or, if such company is a Subsidiary, the ultimate parent thereof, or (ii) all of the Persons who were the respective beneficial owners of the voting securities of Parent immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from or surviving such merger or consolidation or, if such company is a Subsidiary, the ultimate parent thereof; or

(d)          a “change of control” or similar defined term in any agreement governing indebtedness of the Parent Group with aggregate principal amount or aggregate commitments outstanding in excess of $1,000,000,000.

Notwithstanding the foregoing, (i) the determination of whether a “Parent Change of Control” has occurred shall not take into account the transactions contemplated by this Agreement, the Separation Agreement and the Merger Agreement, and (ii) except with respect to clause (c)(i) above, a “Parent Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Parent Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of Parent immediately following such transaction or series of transactions.

“Parent Common Stock” shall have the meaning ascribed to it in the Merger Agreement.

“Parent Class A Preferred Stock” shall have the meaning ascribed to it in the Merger Agreement.

“Parent Group” shall mean (i) Parent and each of its direct and indirect Subsidiaries immediately prior to the Merger and (ii) after the Merger, the entities described in (i) and the entities comprising the SpinCo Group, including any predecessors or successors thereto (other than those entities comprising the Company Group).  For the avoidance of doubt, any reference herein to the “members” of the Parent Group shall include Parent.

“Parent Group Return” shall mean the consolidated U.S. federal income tax return of the “affiliated group” (within the meaning of Section 1504(a) of the Code) of which Parent is the common parent.

“Person” shall have the meaning ascribed to it in Section 7701(a)(1) of the Code.

“Post-Closing Transfers” shall mean the sale, transfer or other divestiture by the Company of shares of Parent Class A Preferred Stock and/or Parent Common Stock pursuant to Article III of the Shareholders Agreement dated as of February 25, 2019 between Parent, the Company and the other parties thereto.

“Post-Distribution Period” shall mean any Taxable period (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Period” shall mean any Taxable period (or portion thereof) ending on or before the Distribution Date.

“Reference Asset” means any asset:

(i)          owned immediately prior to the Distribution by (A) an Applicable Subsidiary, (B) an entity that, for U.S. federal income tax purposes, is treated as a partnership one or more direct or indirect partners of which are Applicable Subsidiaries, provided that, if an Applicable Subsidiary is an indirect partner, any intermediate entity between such Applicable Subsidiary and the relevant partnership shall be treated for U.S. federal income tax purposes as an entity that is disregarded as separate from its owner or as a partnership, (C) a branch of any entity described in the preceding clauses (A) and (B), or (D) an entity that, for U.S. federal income tax purposes, is disregarded as an entity separate from any entity described in the preceding clauses (A) and (B),

(ii)          transferred, or treated for U.S. federal income tax purposes as transferred (including, for the avoidance of doubt, pursuant to a sale deemed to occur by reason of an election under Section 338(h)(10) of the Code), in the Direct Sale and owned immediately prior to the Direct Sale by (A) the Company, (B) an Affiliate of the Company that is treated as a domestic corporation for U.S. federal income tax purposes (other than any Direct Sale Transferred Subsidiary), (C) a Direct Sale Transferred Subsidiary with respect to which an election is made under Section 338(h)(10) of the Code pursuant to Section 12(d), (D) an entity that is treated, for U.S. federal income tax purposes, as a partnership one or more direct or indirect partners of which are entities described in the preceding clauses (A) through (C), provided that, if an entity described in the preceding clauses (A) through (C) is an indirect partner, any intermediate entity between such entity and the relevant partnership shall be treated for U.S. federal income tax purposes as an entity that is disregarded as separate from its owner or as a partnership, (E) a branch of any entity described in the preceding clauses (A) through (D), or (F) an entity that, for U.S. federal income tax purposes, is disregarded as separate from any entity described in the preceding clauses (A) through (D), or

(iii)          owned, or treated for U.S. federal income tax purposes as owned, immediately before the Direct Sale by an entity that is treated as a partnership for such purposes, but only to the extent that equity interests of such entity also constitute Reference Assets;

provided, however, that (X) a partnership will be treated as being described in one of the preceding clauses (i)(B), (ii)(D) and (iii) and (Y) an entity or branch will be treated as being described in one of the preceding clauses (i)(C), (i)(D), (ii)(E) and (ii)(F), only if such partnership, entity or branch, as the case may be, is listed on Schedule B hereto.  A Reference Asset also includes any asset of a member of the Parent Group the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.  For the avoidance of doubt, no asset owned (or treated as owned for U.S. federal income tax purposes) by an entity for which an election is made under Section 338(g) of the Code pursuant to Section 10(b) shall be treated as a Reference Asset.

“Separation Agreement” shall have the meaning ascribed thereto in the recitals.

“Specified SpinCo Pre-Closing Tax Matters” shall mean any (i) change in method of accounting for a Taxable period ending on or prior to the Distribution, including pursuant to Section 481 of the Code, (ii) “closing agreement” as described in Section 7121 of the Code executed on or prior to the Distribution, (iv) installment sale or open transaction disposition made on or prior to the Distribution, (v) prepaid amount received on or prior to the Distribution, (vi) any election under Section 108(i) of the Code made on or prior to the Distribution, or (vii) corresponding or similar item under any provision of state, local or non-U.S. Tax Law.

“SpinCo” shall have the meaning ascribed thereto in the preamble.

“SpinCo Business” shall have the meaning ascribed to the term “Tiger Business” in the Separation Agreement.

“SpinCo Class A Preferred Stock” shall have the meaning ascribed to it in the Separation Agreement.

“SpinCo Class B Preferred Stock” shall have the meaning ascribed to it in the Separation Agreement.

“SpinCo Class C Preferred Stock” shall have the meaning ascribed to it in the Separation Agreement.

“SpinCo Common Stock” shall have the meaning ascribed to it in the Separation Agreement.

“SpinCo Deficit Amount” shall have the meaning ascribed to it in the Separation Agreement.

“SpinCo Group” shall mean SpinCo, each of its direct and indirect Subsidiaries immediately after the Distribution, including any predecessors or successors thereto (other than those entities comprising the Company Group).  For the avoidance of doubt, any reference herein to the “members” of the SpinCo Group shall include SpinCo.

“SpinCo Increase Amount” shall have the meaning ascribed to it in the Separation Agreement.

“SpinCo Preferred Stock” means the SpinCo Class A Preferred Stock, the SpinCo Class B Preferred Stock and the SpinCo Class C Preferred Stock.

“SpinCo Tax Attribute” means any Tax Attribute allocated, or otherwise made available, to a member of the SpinCo Group pursuant to Section 6.

“SpinCo Separate Tax Return” shall mean any Tax Return that is required to be filed by, or with respect to, any member of the SpinCo Group that is not a Combined Tax Return.

“SpinCo Transactions” means, collectively, the SpinCo Transfer, the Distribution and the Merger.

“SpinCo Transfer” shall have the meaning ascribed to it in the Separation Agreement.

“Structure Benefit Payment Cap” means $470,000,000.

“Structure Benefits” means the reduction in U.S. federal, state and local cash Taxes actually payable by the Parent Group (calculated on a “with and without” basis) derived from the Structure Tax Assets, including, for the avoidance of doubt, any such reduction in cash Taxes actually payable that is derived from a Basis Adjustment in respect of any “qualified property” within the meaning of Section 168(k)(2) of the Code; provided that Structure Benefits shall be determined disregarding any reduction in Taxes attributable to any transaction entered into outside of the ordinary course of business and which has a significant purpose of reducing Taxes payable by the Parent Group (excluding, for the avoidance of doubt, mergers, acquisitions, dispositions, and other similar commercial transactions that may occur outside the ordinary course of business but that are not primarily motivated by Tax planning).

“Structure Tax Assets” means (i) the Basis Adjustments and (ii) any deduction for Imputed Interest.

“Subsidiary” shall mean, with respect to any Person, any other Person of which the specified Person, either directly or through or together with any other of its Subsidiaries, owns more than 50% of the voting power in the election of directors or their equivalents, other than as affected by events of default.

“Subsidiary Stock” means the stock of any member of the SpinCo Group that is classified as an association taxable as a corporation for U.S. federal income tax purposes, other than SpinCo.

“Supporting Information” shall mean documentation and information reasonably necessary to verify the calculation or determination for which such documentation and information is requested or provided.

“Surviving Tax Sharing Agreements” shall mean (i) Sections 3 and 4 of the Assignment and Assumption Agreement and Bill of Sale among General Electric Canada, General Electric Canada Company and Wabtec Transportation Canada Inc., (ii) Sections 4.03 and 4.04 of the Research Center Rental Agreement, dated as of December 1, 2018, between GE India Industrial Pvt Ltd and GE Global Sourcing India Private Limited, (iii) Section 5.04 of the Transition Services Agreement between General Electric Company and Transportation Systems Holdings Inc., (iv) Sections 4.04 and 4.05 of the Research and Development Agreement between General Electric Company and Transportation Systems holdings Inc., (v) the Employee Matters Agreement (to the extent relating to Taxes) among General Electric Company, Transportation Systems Holdings Inc., Westinghouse Air Brake Technologies Corporation and Wabtec US Rail, Inc., (vi) Sections 4.04 and 4.05 of the Research & Development Agreement between GE India Industrial Pvt Ltd and Transportation Systems Holding Inc., (vii) Section 1 of the Share Transfer Agreement between GE México, S.A. de C.V. and Wabtec Transportation Netherlands Holdings B.V., (viii) Section 1 of the Share Transfer Agreement between General Electric Company and Wabtec Netherlands B.V. and (ix) the Kazakhstan Side Letter Agreement (to the extent related to Taxes).

“Tax” (and the correlative meaning, “Taxes,” “Taxing” and “Taxable”) shall mean (i) any tax, including any net income, gross income, gross receipts, alternative or add-on minimum, sales, use, business and occupation, business, professional and occupational license, value-added, trade, goods and services, ad valorem, franchise, profits, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate transfer, environmental, custom duty, impost, obligation, assessment, levy, tariff or other tax or other like assessment or charge of any kind whatsoever (including, but not limited to, any Escheat Payment), together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; or (ii) any liability of any member of the Company Group, the SpinCo Group or the Parent Group for the payment of any amounts described in clause (i) as a result of any express or implied obligation to indemnify any other Person, as a transferee or successor, or by operation of Law (including Treasury Regulations Section 1.1502-6).

“Tax Attribute” shall mean a net operating loss, net capital loss, unused foreign tax credit, excess charitable contribution, unused general business credit, or any other Tax Item that could reduce a Tax liability.

“Tax Item” shall mean any item of income, gain, loss, deduction, credit, recapture of credit or any other item that increases or decreases Taxes paid or payable.

“Tax Proceeding” shall mean any Tax audit, dispute, examination, contest, litigation, arbitration, action, suits, claim, cause of action, review, inquiry, assessment, hearing, complaint, demand, investigation or proceeding (whether administrative, judicial or contractual).

“Tax Refund” shall mean any refund of Taxes (or credit in lieu thereof), including the recovery of any recoverable value added or similar Taxes.

“Tax Return” shall mean any Tax return, statement, report, form, election, bill, certificate, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports), or statement or other document or written information filed or required to be filed with any Taxing Authority, including any amendment thereof, appendix, schedule or attachment thereto.

“Tax Year” shall mean the taxable year of Parent for U.S. federal income tax purposes, as defined in Section 441(b) of the Code.

“Taxing Authority” shall mean any Governmental Authority (U.S. or non-U.S.), including any state, municipality, political subdivision or governmental agency, responsible for the imposition, assessment, administration, collection, enforcement or determination of any Tax.

“Transaction Agreement” shall have the meaning ascribed to it in the Separation Agreement.

“Transfer Taxes” shall mean all U.S. federal, state, local or non-U.S. sales, use, privilege, transfer, documentary, stamp, duties, real estate transfer, controlling interest transfer, recording and similar non-income Taxes and fees (including any penalties, interest or additions thereto) imposed upon any member of the Company Group, any member of the SpinCo Group or any member of the Parent Group in connection with the Internal Reorganization, the Direct Sale, the SpinCo Transfer, the Distribution or the Merger.

“Valuation Assumptions” shall mean, as of the date that a Material Breach Payment becomes payable pursuant to Section 13(c)(iv), the assumptions that:

(1)          in each Tax Year ending on or after such date of a Material Breach Payment, the Parent Group will have taxable income sufficient to fully use (x) the deductions arising from the Basis Adjustments and (y) the SpinCo Tax Attributes, in each case, during such Tax Year or future Tax Years (including, for the avoidance of doubt, Basis Adjustments that would result from future payments pursuant to Section 13(c) that would be paid in accordance with the Valuation Assumptions) in which such deductions or SpinCo Tax Attributes, as the case may be, would become available;

(2)          the U.S. federal, state and local income tax rates that will be in effect for each such Tax Year will be those specified for each such Tax Year by the Code and other Law as in effect on the date of a Material Breach Payment, except to the extent any change to such tax rates for such Tax Year have already been enacted into law, in which case the changed tax rates shall be used as the tax rates in effect for such Tax Year;

(3)          all taxable income of the Parent Group will be subject to the maximum applicable tax rates for U.S. federal, state and local income taxes throughout the relevant period;

(4)          any loss or credit carryovers generated by any Basis Adjustment or SpinCo Tax Attribute (including such Basis Adjustment generated as a result of payments under this Agreement) and available as of such date of the Material Breach Payment will be used by the Parent Group ratably in each Tax Year from such date of the Material Breach Payment through the scheduled expiration date of such loss or credit carryovers or, if there is no scheduled expiration date for any such loss or credit carryover, the fifth anniversary of the date of such a Material Breach Payment;

(5)          any non-amortizable Reference Assets (other than Subsidiary Stock) will be disposed of in a fully taxable transaction on the later of (i) the fifteenth anniversary of the applicable Basis Adjustment and (ii) such date of the Material Breach Payment, for an amount sufficient to fully utilize the Basis Adjustment with respect to such Reference Asset;

(6)          any Subsidiary Stock will be deemed never to be disposed of; and

(7)          any payment obligations pursuant to Section 13(c) will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.

(b)          Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
336(e) Agreement	Section 11(b)
Acquired Subpart F Taxes	Section 4(c)(i)
Applicable Subsidiary	Section 11(b)
Certification	Section 13(b)(iii)
Company Structure Benefits	Section 13(a)
Company Tax Proceeding	Section 17(b)
Direct Sale Allocation	Section 12(b)
Direct Sale Allocation Statement	Section 12(b)
Due Date	Section 15(a)
Election Statement	Section 11(b)
Material Breach Payment	Section 13(c)(vi)
Past Practices	Section 5(f)(i)
Section 336(e) Election	Section 11(b)
Section 338(h)(10) Election	Section 11(b)
SpinCo Allocation Statement	Section 11(c)
SpinCo Value Allocation	Section 11(c)
Tax Arbiter	Section 25
Tax Referee	Section 11(c)
Tax Refund Recipient	Section 9(c)

(c)          All capitalized terms used but not defined herein shall have the same meanings as in the Separation Agreement.  Any term used in this Agreement which is not defined in this Agreement or the Separation Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury Regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of Applicable Tax Law.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Sections and Schedules are to Sections and Schedules of this Agreement unless otherwise specified.  All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute, law or regulation shall be deemed to refer to such statute, law or regulation as amended from time to time and to any rules or regulations promulgated thereunder.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”.  The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  The terms “or”, “any” and “either” are not exclusive, except to the extent expressly provided otherwise.

SECTION 2.          Sole Tax Sharing Agreement.   Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the Company Group, on the one hand, and any member of the SpinCo Group, on the other hand, if not previously terminated, shall be terminated as of the Distribution Date without any further action by the parties thereto.  Following the Distribution, no member of the SpinCo Group or the Company Group shall have any further rights or liabilities thereunder, and, except for the Surviving Tax Sharing Agreements, this Agreement shall be the sole Tax sharing agreement between the members of the SpinCo Group or the Parent Group, on the one hand, and the members of the Company Group, on the other hand.

SECTION 3.          Certain Pre-Closing Matters.  [Intentionally Omitted]

SECTION 4.          Allocation of Taxes.

(a)          General Allocation Principles.  Except as provided in Section 4(b), all Taxes shall be allocated as follows:

(i)          Allocation of Taxes for Combined Tax Returns.  The Company shall be allocated all Taxes reported, or required to be reported, on any Combined Tax Return that any member of the Company Group files or is required to file under the Code or other Applicable Tax Law; provided, however, that to the extent any such Combined Tax Return includes any Tax Item attributable to any member of the SpinCo Group or the SpinCo Business for any Post-Distribution Period, SpinCo shall be allocated all Taxes attributable to such Tax Items, determined on a “with and without” basis.

(ii)          Allocation of Taxes for Separate Tax Returns.

(A)          The Company shall be allocated all Taxes reported, or required to be reported, on (x) a Company Separate Tax Return, (y) a SpinCo Separate Tax Return with respect to a Pre-Distribution Period or (z) any SpinCo Separate Tax Return or a Tax Return of a member of the Parent Group to the extent attributable to, resulting from or arising in connection with a Specified SpinCo Pre-Closing Tax Matter.

(B)          SpinCo shall be allocated all Taxes reported, or required to be reported, on a SpinCo Separate Tax Return with respect to a Post-Distribution Period, other than to the extent attributable to, resulting from or arising in connection with a Specified SpinCo Pre-Closing Tax Matter.

(iii)          Taxes Not Reported on Tax Returns.

(A)          The Company shall be allocated any Tax attributable to any member of the Company Group or the Company Business that is not required to be reported on a Tax Return.

(B)          Any Tax attributable to any member of the SpinCo Group or the SpinCo Business that is not required to be reported on a Tax Return shall be allocated to (x) the Company, if with respect to a Pre-Distribution Period, and (y) SpinCo, if with respect to a Post-Distribution Period.

(b)          Special Allocation Rules.  Notwithstanding any other provision in this Section 4, the Taxes set forth in this Section 4(b) shall be allocated as follows:

(i)          Transfer Taxes.  Transfer Taxes (other than those attributable to the Internal Reorganization and the SpinCo Transfer) shall be allocated 50% to the Company and 50% to SpinCo.  Any Transfer Taxes attributable to the Internal Reorganization or the SpinCo Transfer shall be allocated solely to the Company.

(ii)          Taxes Relating to Compensatory Equity Interests.  Any Tax liability (including, for the avoidance of doubt, the satisfaction of any withholding Tax obligation) relating to the issuance, exercise, vesting or settlement of any Compensatory Equity Interest shall be allocated in a manner consistent with Section 8.

(iii)          [Intentionally Omitted]

(iv)          Section 336(e) and Section 338(h)(10) Elections.  Any liability for any Tax (other than Transfer Taxes, the allocation of which shall be governed by Section 4(b)(i)) payable with respect to the Section 336(e) Elections or the Section 338(h)(10) Elections shall be allocated to the Company.

(v)          Section 338(g) Elections. Any liability for any Tax (other than Transfer Taxes, the allocation of which shall be governed by Section 4(b)(i)) payable with respect to any election under Section 338(g) of the Code with respect to any member of the SpinCo Group or any Direct Sale Transferred Subsidiary, in each case, shall be allocated to (a) the Company, (A) in the case of GE Transportes Ferroviarios S/A, and (B) in cases where such election is expressly required to be made pursuant to Section 10(b) (and, for the avoidance of doubt, the Company has not identified the applicable CFC as being subject to the proviso to Section 10(b)), and (b) Parent, otherwise (including, for the avoidance of doubt, where the Company has identified the applicable CFC as being subject to the proviso to Section 10(b)).

(vi)          Direct Sale Assets and Liabilities. Except as provided in Section 4(b)(iv), Section 4(b)(v) or Section 4(c)(i): (a) any liability for (A) Taxes imposed or assessed on or in respect of the Direct Sale Assets or Direct Sale Liabilities for a Pre-Distribution Period and (B) Taxes of any Direct Sale Transferred Subsidiary for a Pre-Distribution Period (in each case, other than Transfer Taxes, the allocation of which shall be governed by Section 4(b)(i)) shall be allocated to the Company; and (b) any other liability for Taxes (X) imposed or assessed on or in respect of the Direct Sale Assets or Direct Sale Liabilities and (Y) of any Direct Sale Transferred Subsidiary (in each case, other than Transfer Taxes, the allocation of which shall be governed by Section 4(b)(i)) shall be allocated to Parent.

(c)          Allocation Conventions.

(i)          All Taxes allocated pursuant to Section 4(a) shall be allocated in accordance with the Closing of the Books Method; provided, however, that if Applicable Tax Law does not permit a SpinCo Group member or Direct Sale Transferred Subsidiary to close its Taxable year on the Distribution Date, the Tax attributable to the operations of the members of the SpinCo Group and the Direct Sale Transferred Subsidiaries for any Pre-Distribution Period shall be the Tax computed using the Closing of the Books Method; provided, further, that any and all Taxes reported, or required to be reported, on a SpinCo Separate Tax Return or a Direct Sale Separate Tax Return, or a Tax Return of a member of the Parent Group to the extent attributable to a member of the SpinCo Group or a Direct Sale Transferred Subsidiary, under Section 951(a), Section 951A(a) or Section 965(a) of the Code (“Acquired Subpart F Taxes”) that, in each case, are attributable to Tax Items for a Pre-Distribution Period (determined as though the Taxable year of each specified foreign corporation (within the meaning of Section 965(e) of the Code) giving rise to Tax Items ended on the Distribution Date) shall be allocated to the Company, and that any Acquired Subpart F Taxes that, in each case, are attributable to Tax Items for a Post-Distribution Period (determined as though the Taxable year of each specified foreign corporation (within the meaning of Section 965(e) of the Code) giving rise to Tax Items ended on the Distribution Date) shall be allocated to Parent; provided, further, that for purposes of determining the amount of Acquired Subpart F Taxes allocated to the Company pursuant to the preceding proviso, (i) the portion of any Subpart F Taxes under Section 951A and Section 965(a) of the Code, respectively, allocated to the Company shall not exceed the amount of Taxes that the SpinCo Group would have been required to pay (for the avoidance of doubt, taking into account all items of deduction and credit which would have been allowed to members of the SpinCo Group) in respect of inclusions under Section 951A and Section 965 of the Code, respectively, if (x) the SpinCo Group were a stand-alone affiliated group of corporations the domestic members of which joined in the filing of a consolidated U.S. federal income tax return, (y) the Direct Sale Transferred Subsidiaries were members of such group, and (z) the Taxable year of each member of the SpinCo Group and each Direct Sale Transferred Subsidiary ended on the Distribution Date, and (ii) the “qualified business asset investment” (as such term is used in Section 951A(d) of the Code) of each relevant CFC for a Pre-Distribution Period shall be deemed to be the Distribution Date QBAI of such CFC.

(ii)          Any Tax Item of SpinCo, Parent, or any member of their respective Groups arising from a transaction engaged in outside the ordinary course of business on the Distribution Date after the Distribution Effective Time shall be properly allocable to SpinCo and any such transaction by or with respect to SpinCo, Parent, or any member of their respective Groups occurring after the Distribution Effective Time (including the Merger) shall be treated for all Tax purposes (to the extent permitted by Applicable Tax Law) as occurring at the beginning of the day following the Distribution Date in accordance with the principles of Treasury Regulations Section 1.1502-76(b); provided that the foregoing shall not include any action that is undertaken pursuant to the Internal Reorganization, the SpinCo Transfer or the Distribution.

SECTION 5.          Preparation and Filing of Tax Returns.

(a)          Company Group Combined Tax Returns.

(i)          The Company shall prepare and file, or cause to be prepared and filed, Combined Tax Returns which a member of the Company Group is required or, subject to Section 5(f)(iv), permitted, to file.  Each member of any such Combined Group shall execute and file such consents, elections and other documents as may be required, appropriate or otherwise requested by the Company in connection with the filing of such Combined Tax Returns (provided that, in the case of any such document the filing of which is not required, the execution and filing of such document could not reasonably be expected to adversely affect such member or the Parent Group (or any member thereof) for a Post-Distribution Period).

(ii)          The parties and their respective Affiliates shall elect to close the Taxable year of each SpinCo Group member and each Direct Sale Transferred Subsidiary, in each case, on the Distribution Date, to the extent permitted by Applicable Tax Law.

(b)          Separate Tax Returns.

(i)          Tax Returns to be Prepared by the Company.  The Company shall prepare (or cause to be prepared) and, to the extent permitted by Applicable Law, file (or cause to be filed) all SpinCo Separate Tax Returns and Direct Sale Separate Tax Returns for any Taxable period that ends on or before the Distribution Date; provided, however, that with respect to any such Tax Return that is prepared by the Company but required to be filed by a member of the Parent Group under Applicable Law, the Company shall provide such Tax Returns to Parent not less than three (3) Business Days prior to the due date for filing such Tax Returns (taking into account any applicable extension periods) with the amount of any Taxes shown as due thereon, and Parent shall execute and file (or cause to be executed and filed) the Tax Returns.

(ii)          Tax Returns to be Prepared by Parent.  Parent shall prepare and file (or cause to be prepared and filed) all SpinCo Separate Tax Returns and all Direct Sale Separate Tax Returns, in each case, that are not described in Section 5(b)(i).

(c)          Provision of Information; Timing.  SpinCo and Parent shall maintain all necessary information for the Company (or any of its Affiliates) to file any Tax Return that the Company is required or permitted to file under this Section 5, and shall provide the Company with all such necessary information in accordance with the Company Group’s past practice.  The Company shall maintain all necessary information for Parent (or any of its Affiliates) to file any Tax Return that Parent is required or permitted to file under this Section 5, and shall provide Parent with all such necessary information in accordance with the SpinCo Group’s and the Direct Sale Transferred Subsidiaries’ past practice.

(d)          Review of Separate Tax Returns.  Parent shall submit to the Company a draft of each SpinCo Separate Tax Return and each Direct Sale Separate Tax Return (other than a SpinCo Separate Tax Return or Direct Sale Separate Tax Return that (i) relates solely to a Post-Distribution Period or (ii) is a Tax Return filed on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis with Parent or any of its Affiliates (other than any such group that includes solely one or more members of the SpinCo Group, one or more Direct Sale Transferred Subsidiaries, or a combination thereof)) described in Section 5(b)(ii) at least thirty (30) days prior to the due date for the filing of such Tax Return, taking into account any applicable extensions (or, in the case of non-income tax returns, such shorter period as circumstances may reasonably require).  The Company shall have the right to review such Tax Return, and Parent shall (i) make any reasonable changes to such Tax Return submitted by the Company, if such changes relate to items in respect of which Parent may have claim for indemnity under Section 14 and (ii) consider in good faith any other changes to such Tax Return submitted by the Company, in each case, provided that such changes are submitted no later than fifteen (15) days prior to the due date for the filing of such Tax Return (or, in the case of non-income tax returns, such shorter period as circumstances may reasonably require).  The parties agree to consult and to attempt to resolve in good faith any issues arising as a result of the review of any such Tax Return.

(e)          Review of Combined Tax Returns with Separate Tax Liability.  The Company shall submit to Parent a draft of the portions of any Combined Tax Returns (including pro forma portions thereof) that relate solely to one or more members of the SpinCo Group, one or more Direct Sale Transferred Subsidiaries, or a combination thereof, and that reflect a Tax liability allocated to SpinCo pursuant to Section 4(a)(i) at least thirty (30) days prior to the due date for the filing of such Tax Return, taking into account any applicable extensions (or, in the case of non-income tax returns, such shorter period as circumstances may reasonably require).  Parent shall have the right to review such portions, and the Company shall (i) make any reasonable changes to such Tax Return submitted by Parent, if such changes relate to items in respect of which the Company may have claim for indemnity under Section 14 and (ii) consider in good faith any other changes to such Tax Return submitted by Parent, in each case, provided that such changes are submitted no later than fifteen (15) days prior to the due date for the filing of such Tax Return (or, in the case of non-income tax returns, such shorter period as circumstances may reasonably require).  Notwithstanding anything to the contrary in this Agreement, in no event shall Parent or any of its Affiliates be entitled to receive or review all or any portion of any affiliated, combined, consolidated or unitary Tax Return that includes any member of the Company Group (other than a member of the SpinCo Group and any Direct Sale Transferred Subsidiary), except as expressly set forth in this Section 5(e).

(f)          Special Rules Relating to the Preparation of Tax Returns.

(i)          General Rule.  Except as provided in this Section 5(f)(i), the Company shall prepare (or caused to be prepared) any Tax Return for which it is responsible under this Section 5 in accordance with past practices, permissible accounting methods, elections or conventions (“Past Practices”) used by the members of the Company Group and the members of the SpinCo Group prior to the Distribution Date with respect to such Tax Return (except as otherwise required by Applicable Law), and to the extent any items, methods or positions are not covered by Past Practices, in accordance with reasonable Tax accounting practices selected by the Company.  With respect to any Tax Return that Parent has the obligation and right to prepare, or cause to be prepared, under this Section 5 (other than any Tax Return that (i) relates solely to a Post-Distribution Period or (ii) is a Tax Return filed on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis with Parent or any of its Affiliates (other than any such group that includes solely one or more members of the SpinCo Group, one or more Direct Sale Transferred Subsidiaries, or a combination thereof)), such Tax Return shall be prepared in accordance with Past Practices used by the members of the Company Group, the members of the SpinCo Group and the Direct Sale Transferred Subsidiaries prior to the Distribution Date with respect to such Tax Return (except as otherwise required by Applicable Law), and to the extent any items, methods or positions are not covered by Past Practices, in accordance with reasonable Tax accounting practices selected by Parent. Notwithstanding the foregoing and any other provision of this Agreement, no provision of this Agreement shall be applied to prevent Parent from causing an entity treated as a partnership for U.S. federal income tax purposes to make an election under Section 754 of the Code or any corresponding or similar provision of state or local or non-U.S. Tax Law, as applicable.

(ii)          Consistency with Intended Tax Treatment.

(A)          The parties shall report the Internal Reorganization in the manner determined by the Company; provided that the Company communicates its treatment of the Internal Reorganization to Parent no fewer than thirty (30) days prior to the due date (taking into account any applicable extensions) for filing an applicable Tax Return that reflects the Internal Reorganization and such treatment is supportable on an at least “more likely than not” level of comfort, unless, and then only to the extent, an alternative position is required pursuant to a Final Determination.

(B)          The parties shall report the SpinCo Transactions and the Direct Sale for all Tax purposes in a manner consistent with the Intended Tax Treatment and the making of the Section 336(e) Elections and the Section 338(h)(10) Elections unless, and then only to the extent, an alternative position is required pursuant to a Final Determination.

(iii)          Separate Tax Returns.  With respect to any SpinCo Separate Tax Return or Direct Sale Separate Tax Return for which Parent is responsible pursuant to this Agreement, Parent and the other members of the Parent Group shall include all Tax Items in such SpinCo Separate Tax Return or Direct Sale Separate Tax Return, as the case may be, in a manner that is consistent with the inclusion of such Tax Items in any related Tax Return for which the Company is responsible to the extent such Tax Items are allocated in accordance with this Agreement.

(iv)          Election to File Combined Tax Returns.  The Company shall have the sole discretion of filing any Combined Tax Return if the filing of such Tax Return is elective under Applicable Tax Law, except where such an election would be binding on Parent for a Taxable period beginning on or after the Distribution.

(v)          Preparation of Transfer Tax Returns.  The Member Company required under Applicable Tax Law to file any Tax Returns in respect of Transfer Taxes shall prepare and file (or cause to be prepared and filed) such Tax Returns.  If required by Applicable Tax Law, the Company, SpinCo and Parent shall, and shall cause their respective Affiliates to, cooperate in preparing and filing, and join in the execution of, any such Tax Returns.

(g)          Payment of Taxes.  The Company shall pay (or cause to be paid) to the proper Taxing Authority (or to Parent with respect to any SpinCo Separate Tax Return or Direct Sale Separate Tax Return prepared by the Company but required to be filed by a member of the Parent Group under Applicable Tax Law) the Tax shown as due on any Tax Return for which a member of the Company Group is responsible under this Section 5, and Parent shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a member of the Parent Group is responsible under this Section 5.  If any member of the Company Group is required to make a payment to a Taxing Authority for Taxes allocated to SpinCo or Parent under Section 4, Parent shall pay the amount of such Taxes to the Company in accordance with Section 14 and Section 15.  If any member of the Parent Group is required to make a payment to a Taxing Authority for Taxes allocated to the Company under Section 4, the Company shall pay the amount of such Taxes to Parent in accordance with Section 14 and Section 15.

(h)          Notwithstanding anything to the contrary in this Agreement, in no event shall any member of the Company Group or the Parent Group, as the case may be, be entitled to receive, review or otherwise have access to all or any portion of any Tax Return filed on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis by members of the other Group, other than pro forma portions thereof that relate solely to one or more members of the SpinCo Group, one or more Direct Sale Transferred Subsidiaries, or a combination thereof, and reflect a Tax liability allocated to a member of such first Group hereunder.

SECTION 6.          Apportionment of Tax Attributes.

(a)          Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attribute will inure to) the members of the Company Group, the members of the SpinCo Group and the Direct Sale Transferred Subsidiaries in accordance with the Company’s historical practice (except as otherwise required by Applicable Law), the Code, Treasury Regulations, and any applicable state, local and non-U.S. law, as determined by the Company in its reasonable discretion.

(b)          After the close of the Taxable period in which the Distribution Date occurs, the Company shall in good faith advise Parent in writing of the portion, if any, of Tax Attributes, or other consolidated, combined or unitary attribute which the Company determines shall be allocated or apportioned to the members of the SpinCo Group or the Direct Sale Transferred Subsidiaries under Applicable Tax Law.  All members of the Parent Group shall prepare all Tax Returns in accordance with such written notice, except as otherwise required by Applicable Law.  In the event of an adjustment to any Tax Attributes or other consolidated, combined or unitary attribute determined by the Company, the Company shall promptly notify Parent in writing of such adjustment.  For the avoidance of doubt, the Company shall not be liable to any member of the Parent Group for any failure of any determination under this Section 6(b) to be accurate under Applicable Tax Law, provided such determination was made in good faith.

(c)          Except as otherwise provided herein, to the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or as a result of a Tax Proceeding, such reduction or increase shall be allocated to the Member Company to which such Tax Attribute was allocated pursuant to this Section 6, as determined by the Company in its reasonable discretion.

SECTION 7.          Utilization of Tax Attributes.

(a)          Amended Returns.  Any amended Tax Return or claim for a refund with respect to any member of the SpinCo Group or any Direct Sale Transferred Subsidiary may be made only by the party responsible for preparing the original Tax Return with respect to such member of the SpinCo Group or Direct Sale Transferred Subsidiary pursuant to Section 5.  Except as required by Applicable Law, such party shall not file or cause to be filed any such amended Tax Return or claim for a refund without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, if such filing, assuming it is accepted, could reasonably be expected to change the Tax liability of such other party (or any Affiliate of such other party) for any Taxable period.

(b)          Carryback of Tax Attributes.

(i)          To the extent permitted by Applicable Tax Law, Parent shall cause the SpinCo Group and each Direct Sale Transferred Subsidiary to elect to forego carrybacks of any Tax Attributes of the SpinCo Group or such Direct Sale Transferred Subsidiary to a Pre-Distribution Period.

(ii)          If Parent is unable to forego carrybacks of any Tax Attributes of the SpinCo Group or a Direct Sale Transferred Subsidiary to a Pre-Distribution Period, the Company Group shall, at the request of Parent and at Parent’s sole expense, file any amended Tax Returns reflecting such carryback (unless such filing, assuming it is accepted, could reasonably be expected to increase the Tax liability of the Company or any of its Affiliates for any Taxable period).  If the Company Group (or any member thereof) receives a Tax Refund as a result of such a carryback (or otherwise realizes a reduction in cash Taxes actually payable, determined on a “with and without” basis), the Company shall remit the amount of such Tax Refund (or an amount equal to any such other reduction in cash Taxes) to Parent in accordance with Section 9(b).

(c)          Carryforwards to Separate Tax Returns.  If (i) any net operating loss, net capital loss, or any tax credit is allocated to a member of a Combined Group pursuant to Section 6 and is carried forward to a SpinCo Separate Tax Return or Direct Sale Separate Tax Return, as applicable, and (ii) the Parent Group (or any member thereof) receives a Tax Refund as a result of such a carryforward (or otherwise realizes a reduction in cash Taxes actually payable, determined on a “with and without” basis), Parent shall remit the amount of such Tax Refund (or an amount equal to any such other reduction in cash Taxes) to the Company in accordance with Section 9(c).  If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 6, and is carried forward to a Company Separate Tax Return, any Tax Refunds arising from such carryforward shall be retained by the Company Group.

SECTION 8.          Deductions and Reporting for Certain Awards.

(a)          Deductions.  Solely the member of the Group for which the relevant individual is currently employed or, if such individual is not currently employed by a member of the Group, was most recently employed at the time of the issuance, vesting, exercise, disqualifying disposition, payment, settlement or other relevant Taxable event, as appropriate, in respect of the Compensatory Equity Interests shall be entitled to claim, in a Post-Distribution Period, any income Tax deduction on its Tax Return in respect of such equity awards and other incentive compensation on its respective Tax Return associated with such event.

(b)          If, notwithstanding clause (a), the SpinCo Group or the Parent Group actually utilizes any deductions for a Taxable period ending after the Distribution Date with respect to (i) the issuance, exercise, vesting or settlement after the Distribution Date of any Compensatory Equity Interests, or (ii) any liability with respect to compensation which is required to be paid or satisfied by, or is otherwise allocated to, any member of the Company Group in accordance with any Transaction Agreement, Parent shall remit an amount to the Company equal to the overall net reduction in actual cash Taxes paid (determined on a “with and without” basis) by the SpinCo Group or the Parent Group, as applicable, resulting from the event giving rise to such deduction (and any income in respect of such event, subject to Section 15(b)) in the year of such event.  If a Taxing Authority subsequently reduces or disallows the use by the SpinCo Group or the Parent Group, as applicable, of such a deduction, the Company shall return an amount equal to the overall net increase in Tax liability of the SpinCo Group or the Parent Group, as applicable, owing to the Taxing Authority to the remitting party.

(c)          Withholding and Reporting.  For any Taxable period (or portion thereof), except as the Company may at any time otherwise determine in its reasonable discretion, the Company shall satisfy, or shall cause to be satisfied, all applicable withholding and reporting responsibilities (including all income, payroll, or other Tax reporting related to income to any current or former employees) with respect to the issuance, exercise, vesting or settlement of such Compensatory Equity Interests that settle with or with respect to stock of the Company.  The Company, SpinCo and Parent acknowledge and agree that the parties shall cooperate with each other and with third-party providers to effectuate withholding and remittance of Taxes, as well as required Tax reporting, in a timely manner.

SECTION 9.          Tax Refunds.

(a)          Company Tax Refunds.  The Company shall be entitled to any Tax Refunds (including, in the case of any refund actually received, any interest thereon actually received from a Taxing Authority) received by any member of the Company Group or any member of the Parent Group with respect to any Tax allocated to a member of the Company Group under this Agreement, including, for the avoidance of doubt, the recovery by any member of the Parent Group of any value added or similar Taxes that are attributable to the transfer of the Direct Sale Assets in the Direct Sale.

(b)          SpinCo and Parent Tax Refunds.  SpinCo or Parent, as the case may be, shall be entitled to any Tax Refunds (including, in the case of any refund actually received, any interest thereon actually received from a Taxing Authority) received by any member of the Company Group after the Distribution Date with respect to any Tax allocated to a member of the SpinCo Group or a member of the Parent Group under this Agreement.

(c)          A Member Company receiving (or realizing) a Tax Refund to which another Member Company is entitled hereunder (a “Tax Refund Recipient”) shall pay over the amount of such Tax Refund (including interest received from the relevant Taxing Authority, but net of any Taxes imposed with respect to such Tax Refund and any other reasonable costs) within thirty (30) days of receipt thereof (or from the due date for payment of any Tax reduced thereby); provided, however, that the other Member Company, upon the request of such Tax Refund Recipient, shall repay the amount paid to the other Member Company (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event that, as a result of a subsequent Final Determination, a Tax Refund that gave rise to such payment is subsequently disallowed.

SECTION 10.          Certain Covenants.

(a)          On or after the Distribution Date, neither SpinCo nor Parent will, nor will either permit any other member of its Group to, make or change any Tax election, change any accounting method, amend any Tax Return or take any Tax position on any Tax Return, take any other action or enter into any transaction that could reasonably be expected to result in any increased Tax liability or reduction of any Tax asset of any member of the Company Group in respect of any Pre-Distribution Period; provided that this Section 10(a) shall not apply to the incurrence of any Tax liability (or the reduction in any Tax asset) of the Company Group as a result of the SpinCo Transfer, the Internal Reorganization, the Distribution or the Merger.

(b)          Parent and SpinCo shall (and shall cause the members of their respective Groups to) make timely elections under Section 338(g) of the Code in respect of (i) each member of the SpinCo Group and (ii) each Direct Sale Transferred Subsidiary, in each case, that is a CFC for U.S. federal income Tax purposes; provided, however, that, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), neither Parent nor SpinCo shall make, or permit any member of its respective Group to make, any such election with respect to a member of the SpinCo Group or a Direct Sale Transferred Subsidiary, in each case, if the Company shall have identified such CFC as being subject to this proviso by written notice delivered to Parent no later than 120 days after the Closing Date; and provided further, that, in all cases an election shall be made under Section 338(g) of the Code with respect to GE Transportes Ferroviarios S/A.  The provisions of Section 11(c) shall apply to any election made pursuant to this Section 10(b) mutatis mutandis, except that the Company shall deliver to Parent any SpinCo Allocation Statement with respect to any election made pursuant to this Section 10(b) within 180 days of the Closing Date.

(c)          If Parent becomes aware of an event described in clause (c) of the definition of Credit Event, Parent shall provide prompt written notice to the Company.

SECTION 11.          Section 336(e) and Section 338(h)(10) Elections.

(a)          The Company, Parent and SpinCo agree that the SpinCo Transactions are intended to be treated as described in the definition of “Intended Tax Treatment.”

(b)          The Company, Parent and SpinCo agree (and shall cause the members of their respective Groups) to make timely elections under Section 336(e) of the Code (with respect to SpinCo and each other Applicable Subsidiary for the Distribution and the Merger, together) and Section 338(h)(10) of the Code (with respect to each Applicable Subsidiary other than SpinCo (to the extent transferred on or after January 25, 2019) for the SpinCo Transfer and with respect to SpinCo and each other Applicable Subsidiary for the Merger), including in each case the Treasury Regulations issued thereunder and elections under any comparable statutes in any other jurisdiction, for each member of the SpinCo Group that is a domestic entity taxable as a corporation for U.S. federal income Tax purposes (each such member (including SpinCo), an “Applicable Subsidiary,” and each such election, a “Section 336(e) Election” or a “Section 338(h)(10) Election,” as applicable) and to file each such election in accordance with Applicable Law. Without limiting the foregoing:  (1) as soon as reasonably practicable after the execution of this Agreement, but in any event prior to the due date for the Company’s consolidated U.S. federal income Tax Return for the taxable year that includes the Closing Date, the Company, SpinCo and each other Applicable Subsidiary shall enter into a written, binding agreement to make the Section 336(e) Elections as described in Treasury Regulations Sections 1.336-2(h)(1)(i) and 1.336-2(h)(4) (the “336(e) Agreement”), (2) the Company shall retain a copy of the 336(e) Agreement, in accordance with Treasury Regulation Section 1.336-2(h)(1)(i), (3) the Company shall timely file with its consolidated U.S. federal income Tax Return for the taxable year that includes the Closing Date an election statement for each Section 336(e) Election satisfying the requirements of Treasury Regulation Section 1.336-2(h)(1)(i), (h)(5) and (h)(6) (each, an “Election Statement”), a draft of which the Company shall provide to Parent for its review and comment at least 30 days prior to such due date, (4) prior to the due date for the Company’s consolidated U.S. federal income Tax Return for the taxable year that includes the Closing Date, the Company shall provide SpinCo and each other Applicable Subsidiary with its respective Election Statement, in accordance with Treasury Regulation Section 1.336-2(h)(1), (5) the Company shall timely file or cause to be timely filed two IRS Forms 8883 (or successor or comparable form with respect to elections under Section 336(e)) reflecting each Section 336(e) Election with respect to SpinCo and each other Applicable Subsidiary that is consistent with the SpinCo Value Allocation (as defined in Section 11(c) below), in accordance with Treasury Regulations Section 1.336-2(h)(7), (6) the Company and Parent shall timely file an IRS Form 8023 for each Section 338(h)(10) Election (or, where applicable, IRS Forms 8023 applicable to multiple Section 338(h)(10) Elections, addressing all of the Section 338(h)(10) Elections), and (7) the Company and Parent shall timely file or cause to be timely filed an IRS Form 8883, consistent with the SpinCo Value Allocation (as defined in Section 11(c) below), reflecting each Section 338(h)(10) Election with respect to SpinCo and/or each other Applicable Subsidiary. As promptly as practicable (and in any event within ten (10) Business Days) following the due date of the Company’s consolidated U.S. federal income Tax Return for the taxable year that includes the Closing Date, the Company shall provide (or cause to be provided) to Parent written confirmation or other evidence reasonably satisfactory to Parent that the Election Statements have been attached to such Tax Return, in accordance with Treasury Regulation Section 1.336-2(h)(1)(iii). In the event of an adjustment to the SpinCo Allocation Statement as provided in Section 11(c), the Company and Parent shall (or shall cause the relevant members of their respective Groups) to file amended IRS Forms 8883 as required to reflect such adjustment.

(c)          Within 90 days after the Closing Date, the Company shall deliver to Parent a statement (the “SpinCo Allocation Statement”) allocating (i) the “aggregate deemed asset disposition price” and “adjusted grossed-up basis” (as such terms are defined in Treasury Regulations Sections 1.336-3 and 1.336-4) of the assets of SpinCo and each other Applicable Subsidiary in accordance with the Treasury regulations promulgated under Section 336(e), (ii) the “aggregate deemed sale price” and “adjusted grossed-up basis” (as such terms are defined in Treasury Regulations Sections 1.338-4 and 1.338-5) of the assets of SpinCo and each other Applicable Subsidiary in accordance with the Treasury regulations promulgated under Section 338, and (iii) the consideration for the acquisition of such assets (including any assumed liabilities to the extent properly taken into account under Section 1060 of the Code) among such assets in accordance with Section 1060 of the Code. Parent shall have the right to review the SpinCo Allocation Statement.  If within 45 days after receipt of the SpinCo Allocation Statement Parent notifies the Company in writing that it disagrees with one or more items on the SpinCo Allocation Statement, the Company and Parent shall negotiate in good faith to resolve such dispute. If the Company and Parent fail to resolve such dispute within 30 days, an accounting firm of national standing mutually acceptable to the Company and Parent (the “Tax Referee”) shall determine the appropriate allocation and revise the SpinCo Allocation Statement accordingly. If Parent does not respond within 45 days of its initial receipt of the SpinCo Allocation Statement, or upon resolution of the disputed items, the allocation reflected on the SpinCo Allocation Statement (as such may have been adjusted) shall be the “SpinCo Value Allocation” and shall be binding on the parties hereto. The Company, Parent and SpinCo agree to act in accordance with the SpinCo Value Allocation in the preparation, filing and audit of any Tax Return.  If an adjustment is made pursuant to Section 2.10 of the Separation Agreement, the SpinCo Value Allocation shall be adjusted in accordance with Sections 336(e), 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder, as mutually agreed by the Company and Parent.  In the event that agreement is not reached within 20 days after the determination of the SpinCo Increase Amount or SpinCo Deficit Amount (as the case may be and, in each case, as defined in the Separation Agreement), any disputed items shall be resolved by the Tax Referee.

(d)          The Company, Parent, and SpinCo acknowledge and agree that one or more of the elections or forms to be filed under this Section 11 may be filed on a “protective” basis.

(e)          To the extent permitted by Applicable Law, the parties shall treat the assets set forth on Schedule C as “qualified property” within the meaning of Section 168(k)(2) of the Code.

SECTION 12.          Direct Sale Matters.

(a)          The Company, Parent and SpinCo agree that the Direct Sale is intended to be treated as described in the definition of “Intended Tax Treatment.”

(b)          Within 90 days after the closing of the Direct Sale, the Company shall deliver to Parent a statement (the “Direct Sale Allocation Statement”) allocating the Direct Sale Consideration among the Direct Sale Assets in accordance with Section 1060 of the Code and any comparable statutes in any other applicable jurisdiction. Parent, on behalf of Direct Sale Purchaser, shall have the right to review the Direct Sale Allocation Statement.  If within 45 days after receipt of the Direct Sale Allocation Statement, Parent notifies the Company in writing that it disagrees with one or more items on the Direct Sale Allocation Statement, the Company and Parent shall negotiate in good faith to resolve such dispute. If the Company and Parent fail to resolve such dispute within 30 days, the Tax Referee shall determine the appropriate allocation and revise the Direct Sale Allocation Statement accordingly. If Parent does not respond within 45 days of its initial receipt of the Direct Sale Allocation Statement, or upon resolution of the disputed items, the allocation reflected on the Direct Sale Allocation Statement (as such may have been adjusted) shall be the “Direct Sale Allocation” and shall be binding on the parties hereto. the Company, Direct Sale Purchaser and Parent agree to act in accordance with the Direct Sale Allocation in the preparation, filing and audit of any Tax Return. In all events, the Direct Sale Allocation shall be consistent with the Direct Sale Allocation Principles.  If an adjustment is made pursuant to Section 2.11 of the Separation Agreement, the Direct Sale Allocation shall be adjusted in accordance with Section 1060 of the Code (and the Treasury Regulations promulgated thereunder) and any comparable statutes in any other applicable jurisdiction, as mutually agreed by the Company and Parent.  In the event that agreement is not reached within 20 days after the determination of the Direct Sale Increase Amount or Direct Sale Deficit Amount (as the case may be and, in each case, as defined in the Separation Agreement), any disputed items shall be resolved by the Tax Referee.

(c)          To the extent permitted by Applicable Law, the parties shall treat the assets set forth on Schedule D as “qualified property” within the meaning of Section 168(k)(2) of the Code.

(d)          If the Company (or any of its Affiliates) and Direct Sale Purchaser (or any of its Affiliates) are eligible to make an election under Section 338(h)(10) of the Code in respect of the actual or deemed purchase and sale of the equity interests of a Direct Sale Transferred Subsidiary in the Direct Sale, the Company and Direct Sale Purchaser shall (or, if applicable, shall cause their respective Affiliates to) jointly make a timely election under Section 338(h)(10) of the Code and the Treasury Regulations issued thereunder (and under any comparable statutes in any other jurisdiction) in respect of such purchase and sale and shall file each such election in accordance with Applicable Law. The provisions of Section 11(c) shall apply to any such election mutatis mutandis.

(e)          Section 2.01(d) of the Separation Agreement is incorporated herein by reference.

SECTION 13.          Allocation of Structure Benefits.

(a)          Structure Benefits shall be allocated as provided below.

(i)          The Company Group shall be entitled to 100% of Structure Benefits until the Company Group has been allocated Structure Benefits equal to the Structure Benefit Payment Cap (“Company Structure Benefits”).

(ii)          The Parent Group shall be entitled to retain any Structure Benefits that are not Company Structure Benefits.

(b)          Determination of Structure Benefits.

(i)          No later than one hundred twenty (120) days after the Closing Date, the Company shall deliver to Parent a certification, signed by the chief financial officer of the Company, setting forth information regarding the Non-Stepped-Up Basis of the Reference Assets at a level of detail reasonably necessary to permit the determination of Structure Benefits for each Tax Year.

(ii)          No later than thirty (30) days after the due date (taking into account extensions validly obtained) for filing the Parent Group Return for each Tax Year, Parent shall provide the Company with a certification signed by the chief financial officer of Parent setting forth the amount, if any, with respect to such Tax Year of the Structure Benefits realized by the Parent Group and the amount of such Structure Benefits that are Company Structure Benefits.

(iii)          The certifications pursuant to clauses (b)(i) and (b)(ii) of this Section (each, a “Certification”) shall (A) set forth in reasonable detail the basis for the applicable calculation or determination, (B) be delivered together with any Supporting Information and (C) in the case of a Certification described in clause (b)(ii) of this Section, shall include a statement to the effect that all such calculations and determinations have been made without regard to any transaction a significant purpose of which is to reduce or defer any amount payable by Parent.  If the chief financial officer of the preparing party determines that it is necessary to adjust any computations required by the preceding sentence, then such chief financial offer will be permitted to make such adjustments in a manner reasonably acceptable to the non-preparing party.

(iv)          Notwithstanding anything to the contrary contained in this Section 13(b), (i) the Company and Parent shall use commercially reasonable efforts to resolve any disputes with respect to the Certifications, and (ii) if the Company and Parent are unable to resolve such dispute within ten (10) days, the applicable Certification and a certification prepared by the chief financial officer of the non-preparing party that resolves the disputed item or items in the manner that such chief financial officer believes is appropriate and sets forth in reasonable detail the basis for the determination shall be submitted to the Tax Arbiter for resolution in accordance with Section 25.

(c)          Payment of Structure Benefits.

(i)          In General. With respect to each Tax Year, within ten (10) days of the agreement by the Company and Parent that the applicable Certification is acceptable to each party, Parent shall make a payment to the Company equal to the Company Structure Benefits with respect to such Tax Year, if any.

(ii)          Tax Treatment. Unless otherwise required pursuant to a Final Determination, the parties agree to treat, for U.S. federal and applicable state and local income tax purposes:

(A)          Any payment (or portion thereof) pursuant to this Section 13(c) that is not attributable to the Direct Sale as an upward adjustment to the “aggregate deemed asset disposition price” and “adjusted grossed-up basis” (as such terms are defined in Treasury Regulations Section 1.336-3 and 1.336-4) or an upward adjustment to the “aggregate deemed sale price” and “adjusted grossed-up basis” (as such terms are defined in Treasury Regulations Sections 1.338-4 and 1.338-5), as applicable, of the assets of SpinCo and/or each other Applicable Subsidiary; and

(B)          Any payment (or portion thereof) pursuant to this Section 13(c) that is attributable to the Direct Sale (other than amounts accounted for as interest under the Code) as an adjustment to the Direct Sale Consideration.

For purposes of this Agreement, a payment (or portion thereof) is attributable to the Direct Sale to the extent that the Structure Benefit corresponding to such payment (or portion thereof) was derived from any Direct Sale Structure Tax Asset.

(iii)          Payments Following a Parent Change of Control.  In the event of a Parent Change of Control, all payments with respect to Structure Benefits following such Parent Change of Control shall be mutually determined by the Company and Parent acting in good faith based on the Parent Group’s projected standalone taxable income, which shall be calculated at the time of such Parent Change of Control based on the Parent Group’s standalone activities, balance sheet, Tax Attributes and other characteristics, in each case, immediately before such Parent Change of Control.

(iv)          Late Payments.  Any payment required to be made by Parent under this Agreement with respect to Structure Benefits that is not made when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such payment was due and payable.

(v)          Acceleration on Material Breach.  In the event that (i) (x) Parent fails to make any payment (other than a payment of a de minimis amount) under this Agreement with respect to Structure Benefits within thirty (30) days after the date when due, (y) following the expiration of such thirty (30) day period, the Company provides written notice to Parent of such failure and (z) Parent fails to cure such failure within ten (10) days of receipt of such written notice, or (ii) a Credit Event has occurred, then all obligations hereunder with respect to such Structure Benefits shall be accelerated and become immediately due and payable, and shall include, without duplication: (1) the Material Breach Payment; (2) any prior payments with respect to Structure Benefits that are due and payable but that still remain unpaid as of the date of such acceleration; and (3) any current payments with respect to Structure Benefits due for the Tax Year ending with or including the date of such acceleration; provided that, in the event that a Credit Event occurs within the thirty (30) day period described in clause (i)(x) above, such thirty (30) day period shall be deemed to end on the date of the Credit Event and clauses (i)(y) and (i)(z) shall not apply.

(vi)          Payment Upon Material Breach.  The “Material Breach Payment” payable to the Company pursuant to Section 13(c)(v) shall equal the present value, discounted at the Default Rate, of all payments with respect to Structure Benefits that would be required to be paid to the Company using the Valuation Assumptions.

(vii)          Repayment Upon Certain Occurrences. In the event that (i) any Structure Benefit is disallowed pursuant to a Final Determination and (ii) after giving effect to such Final Determination, (x) the aggregate amount of payments previously made to the Company in respect of Structure Benefits (and not repaid pursuant to this Section 13(c)(vii)) exceeds (y) the aggregate amount of Structure Benefits previously recognized (and not disallowed), the Company shall pay to Parent an amount equal to such excess; provided that, for purposes of Section 13(a)(i), the portion of such disallowed Structure Benefit in respect of which a payment is made by the Company pursuant to this Section 13(c)(vii) shall thereafter be deemed never to have been allocated to the Company.

(viii)          Withholding.  Parent, the Company and their respective Affiliates shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or any provision of state, local or non-U.S. Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement, other than Section 13(c)(i), as having been paid to the Person in respect of whom such withholding was made.

SECTION 14.          Indemnities.

(a)          Parent Indemnity to the Company.  Parent and each other member of the Parent Group shall jointly and severally indemnify the Company and the other members of the Company Group against, and hold them harmless, without duplication, from:

(i)          any Tax liability allocated to SpinCo or Parent pursuant to Section 4; and

(ii)          all liabilities, costs, expenses (including reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(b)          Company Indemnity to Parent.  Except in the case of any liabilities described in Section 14(a), the Company and each other member of the Company Group will jointly and severally indemnify Parent and the other members of the Parent Group against, and hold them harmless, without duplication, from:

(i)          any Tax liability allocated to the Company pursuant to Section 4;

(ii)          any Taxes of the Company (or any Subsidiary of the Company immediately prior to the Merger Effective Time) payable as a result of the Internal Reorganization;

(iii)          any Taxes imposed on any member of the SpinCo Group or Parent Group under Treasury Regulations Section 1.1502-6 (or similar or analogous provision of state, local or non-U.S. law) as a result of any such member being or having been a member of a Combined Group; and

(iv)          all liabilities, costs, expenses (including reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i), (ii), or (iii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(c)          Discharge of Indemnity.  Parent, the Company and the members of their respective Groups shall discharge their obligations under Section 14(a) or Section 14(b), respectively, by paying the relevant amount in accordance with Section 15, within 30 Business Days of demand therefor.  Any such demand shall include a statement showing the amount due under Section 14(a) or Section 14(b), as the case may be.  Notwithstanding the foregoing, if any member of the Parent Group or any member of the Company Group disputes in good faith the fact or the amount of its obligation under Section 14(a) or Section 14(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 25; provided, however, that any amount not paid within 30 Business Days of demand therefor shall bear interest as provided in Section 15.

(d)          Tax Benefits.  If an indemnification obligation of any Indemnifying Party under this Section 14 arises in respect of an adjustment that makes allowable to an Indemnified Party any offsetting deduction or other item that would reduce taxes which would not, but for such adjustment, be allowable, then any such indemnification obligation shall be an amount equal to (i) the amount otherwise due but for this Section 14(d), minus (ii) the reduction in actual cash Taxes payable by the Indemnified Party in the year such indemnification obligation arises, determined on a “with and without” basis.

SECTION 15.          Payments.

(a)          Timing.  All payments required to be made under this Agreement (excluding, for the avoidance of doubt, any payments to a Taxing Authority described herein) shall be made in immediately available funds.  Except as otherwise provided, all such payments will be due thirty (30) Business Days after the receipt of notice of such payment or, where no notice is required, thirty (30) Business Days after the fixing of liability or the resolution of a dispute (the “Due Date”).  Payments shall be deemed made when received.  Any payment that is not made on or before the Due Date shall bear interest at the rate equal to the “prime” rate as published on such Due Date in the Wall Street Journal, Eastern Edition, for the period from and including the date immediately following the Due Date through and including the date of payment.  With respect to any payment required to be made under this Agreement, the Company and Parent have the right to designate, by written notice to the other party, which member of the designating party’s Group will make or receive such payment; provided, however, that all such payments shall be made by a Person that is a “domestic corporation” within the meaning of Section 7701(a) of the Code.

(b)          Treatment of Payments.  To the extent permitted by Applicable Tax Law and except as otherwise provided herein, any payment made by the Company or any member of the Company Group to Parent or any member of the Parent Group, or by Parent or any member of the Parent Group to the Company or any member of the Company Group, pursuant to this Agreement, the Separation Agreement, the Merger Agreement or any other Transaction Agreement that relates to Taxable periods (or portions thereof) ending on or before the Distribution Date shall be treated by the parties hereto for all Tax purposes as an adjustment to the “aggregate deemed asset disposition price” and “adjusted grossed-up basis” (as such terms are defined in Treasury Regulations Section 1.336-3 and 1.336-4) or as an adjustment to the “aggregate deemed sale price” and “adjusted grossed-up basis” (as such terms are defined in Treasury Regulations Sections 1.338-4 and 1.338-5), as applicable, of the assets of SpinCo and each other Applicable Subsidiary; provided, however, that any payment made pursuant to Section 2.05 of the Separation Agreement shall instead be treated as if the party required to make a payment of received amounts received such amounts as agent for the other party; provided, further, that any payment made pursuant to the Transition Services Agreement, the R&D Agreement, the India R&D Agreement or other Ancillary Agreement, in each case, that is in the nature of compensations for services shall be treated as such; and provided, further, that any payment made in respect of Direct Sale Assets or Direct Sale Liabilities (including any indemnification payment in respect of the Direct Sale) shall be treated as an adjustment to the Direct Sale Consideration.  In the event that a Taxing Authority asserts that a party’s treatment of a payment described in this Section 15(b) should be other than as required herein, such party shall use its reasonable best efforts to contest such assertion in a manner consistent with Section 17.

(c)          No Duplicative Payment.  It is intended that the provisions of this Agreement shall not result in a duplicative payment of any amount required to be paid under the Separation Agreement, the Merger Agreement or any other Transaction Agreement, and this Agreement shall be construed accordingly.

SECTION 16.          Communication and Cooperation.

(a)          Consult and Cooperate.  SpinCo, the Company and Parent shall consult and cooperate (and shall cause each other member of their respective Groups to consult and cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement.  Such cooperation shall include:

(i)          the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the SpinCo Group, any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof);

(ii)          the execution of any document that may be necessary (including to give effect to Section 17) or helpful in connection with any required Tax Return or in connection with any Tax Proceeding; and

(iii)          the use of the parties’ commercially reasonable efforts to obtain any documentation from a Governmental Authority or a third party that may be necessary or helpful in connection with the foregoing.

(b)          Provide Information.  Except as set forth in Section 17, the Company, SpinCo and Parent shall keep each other reasonably informed with respect to any material development relating to the matters subject to this Agreement.

(c)          Tax Attribute Matters.  The Company, SpinCo and Parent shall promptly advise each other with respect to any proposed Tax adjustments that are the subject of a Tax Proceeding, and that may affect Structure Benefits or any Tax liability or any Tax Attribute (including, but not limited to, basis in an asset or the amount of earnings and profits) of any member of the Parent Group or any member of the Company Group, respectively.

(d)          Confidentiality and Privileged Information.  Any information or documents provided under this Agreement shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of required Tax Returns or in connection with any audit, proceeding, suit or action.  Notwithstanding any other provision of this Agreement or any other agreement, (i) no member of the Company Group or Parent Group, respectively, shall be required to provide any member of the Parent Group or Company Group, respectively, or any other Person access to or copies of any information or procedures other than information or procedures that relate solely to SpinCo, the business or assets of any member of the SpinCo Group or matters for which Parent or Company Group, respectively, has an obligation to indemnify under this Agreement, and (ii) in no event shall any member of the Company Group or the Parent Group, respectively, be required to provide any member of the Parent Group or Company Group, respectively, or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege.  Notwithstanding the foregoing, in the event that the Company or Parent, respectively, determines that the provision of any information to any member of the Parent Group or Company Group, respectively, could be commercially detrimental or violate any law or agreement to which the Company or Parent, respectively, is bound, the Company or Parent, respectively, shall not be required to comply with the foregoing terms of this Section 16(d) except to the extent that it is able, using commercially reasonable efforts, to do so while avoiding such harm or consequence.

SECTION 17.          Audits and Contest.

(a)          Notice.  Each of the Company, SpinCo and Parent shall promptly notify the other parties in writing upon the receipt from a relevant Taxing Authority of any notice of a Tax Proceeding that may give rise to an indemnification obligation under this Agreement or a change to Structure Benefits; provided that a party’s right to indemnification or with respect to Structure Benefits under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the Indemnifying Party or the counterparty with respect to Structure Benefits, as the case may be, is prejudiced by such failure.

(b)          Company Control.  Notwithstanding anything in this Agreement to the contrary and except as otherwise provided in Section 17(d), the Company shall have the right to control any Tax Proceeding with respect to any Tax matters of (i) a Combined Group or any member of a Combined Group (as such), (ii) any member of the Company Group and (iii) any member of the SpinCo Group with respect to a Pre-Distribution Period (each, a “Company Tax Proceeding”).  The Company shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax matter described in the preceding sentence; provided, however, that to the extent that any Tax Proceeding relating to such a Tax matter is reasonably likely to give rise to an indemnity obligation of SpinCo or Parent under Section 14, materially increase the Taxes allocated to any member of the Parent Group pursuant to Section 4 or materially affect the Tax Attributes allocated to any member of the SpinCo Group pursuant to Section 6, the Company shall keep Parent informed of all material developments and events relating to any such Company Tax Proceeding and the Company shall not settle or compromise any such contest without Parent’s written consent, which consent may not be unreasonably withheld, conditioned or delayed.

(c)          Parent Assumption of Control.  The Company, in its sole discretion, may permit Parent to elect to assume control of a Company Tax Proceeding at Parent’s sole cost and expense; provided, however, that Parent shall have no obligation to elect to control any Company Tax Proceeding but, if Parent so elects, it will (i) be responsible for the payment of any liability arising from the disposition of such matter notwithstanding any other provision of this Agreement to the contrary and (ii) indemnify the Company Group for any increase in a liability and any reduction of a Tax asset of the Company Group arising from such matter.

(d)          Consolidated Group Tax Matters.  The Company, in the case of any Tax Proceeding with respect to the consolidated U.S. federal income Tax Return (or any similar state and local Tax Return filed on a group basis) of the Company Group, and Parent, in the case of any Tax Proceeding with respect to the consolidated U.S. federal income Tax Return (or any similar state and local Tax Return filed on a group basis) of the Parent Group, shall have the right to control any such Tax Proceeding relating to the Intended Tax Treatment; provided that (i) the controlling party shall keep the non-controlling party fully informed of all material developments, (ii) the non-controlling party (at its own cost) shall have the right to participate in the defense of such Tax Proceeding, and (iii) the controlling party shall not settle or compromise any such Tax Proceeding without the non-controlling party’s written consent, which consent may not be unreasonably withheld, conditioned, or delayed (in the case of clause (ii) and (iii), only if such Tax Proceeding could reasonably be expected to (A) result in an obligation under Section 13(c)(vii), Section 14(a) or Section 14(b) or (B) adversely affect the Structure Tax Assets); provided, further, that if the non-controlling party withholds its consent to a settlement or compromise, then the non-controlling party shall be liable for Taxes resulting from a Final Determination to the extent the basis for the Final Determination is such that the non-controlling party would have liability, in whole or in part, under Section 13(c)(vii), Section 14(a) or Section 14(b), as applicable, as a result of such Final Determination. The Company and Parent shall use their reasonable best efforts to ensure that the Final Determination clearly provides the basis for such determination.

(e)          Parent Control.  Parent shall have the right to control any Tax Proceeding with respect to SpinCo, or any member of the SpinCo Group, relating to one or more members of the SpinCo Group and to any Post-Distribution Period; provided, however, that to the extent any such matter may give rise to a claim for indemnity by SpinCo or Parent against the Company under Section 14(b) of this Agreement or, except as described in Section 17(d), relates to Structure Benefits allocated to the Company under Section 13(a), (i) Parent shall keep the Company informed of all material developments and events relating to such matters, (ii) at its own cost and expense, the Company shall have the right to participate in (but not to control) the defense of any such tax claim, and (iii) Parent shall not settle or compromise any such tax claim without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed).

SECTION 18.          Notices.

 All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to the Company or the Company Group, to:

General Electric Company
33-41 Farnsworth Street
Boston, MA 02210
Attention: General Counsel
Facsimile No.: +44 207302 6834
E-mail: jim.waterbury@ge.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	Neil Barr
William Curran
Telecopy: (212) 450-5581

if to Parent, SpinCo or the Parent Group or the SpinCo Group, to:

Westinghouse Air Brake Technologies Corporation
1001 Air Brake Avenue
Wilmerding, Pennsylvania 15148
Attention: David L. DeNinno
Facsimile No.: 412-825-1305
E-mail: ddeninno@wabtec.com

with a copy (which shall not constitute notice) to:

Jones Day
250 Vesey Street
New York, New York 10281
Attention:	Robert A. Profusek
Richard M. Nugent
Facsimile No.: 212-755-7306
E-mail:	raprofusek@jonesday.com
rnugent@jonesday.com

or to such other address or telecopy number and with such other copies, as such party may hereafter specify for that purpose by notice to the other party.  Each such notice, request or other communication shall be effective (a) on the day delivered (or if that day is not a Business Day, on the first following day that is a Business Day) when (i) delivered personally against receipt or (ii) sent by overnight courier, (b) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Business Day, on the first following day that is a Business Day), and (c) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 18.

SECTION 19.          Costs and Expenses.   Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement.  For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountants’ fees and other related professional fees and disbursements.  For the avoidance of doubt, unless otherwise specifically provided in the Transaction Agreements, all liabilities, costs and expenses incurred in connection with this Agreement by or on behalf of SpinCo or any member of the SpinCo Group in any Pre-Distribution Period shall be the responsibility of the Company and shall be assumed in full by the Company.

SECTION 20.          Effectiveness; Termination and Survival.   Except as expressly set forth in this Agreement, as between the Company and SpinCo, this Agreement shall become effective upon the consummation of the Distribution, and as between the Company, SpinCo and Parent, this Agreement shall become effective upon the consummation of the Merger.  All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided that, notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved.  This agreement shall terminate without any further action at any time before the Merger Effective Time upon termination of the Merger Agreement.

SECTION 21.          Specific Performance.   Each party hereto acknowledges that the remedies at law of the other party for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

SECTION 22.          Captions.   The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

SECTION 23.          Entire Agreement; Amendments and Waivers.

(a)          Entire Agreement.

(i)          This Agreement, the other Transaction Agreements and any other agreements contemplated hereby or thereby constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof.

(ii)          THE PARTIES ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE OTHER TRANSACTION DOCUMENTS.  WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE PRECEDING SENTENCE, NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO THE SPINCO BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF THE COMPANY OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE.  SPINCO ACKNOWLEDGES THAT THE COMPANY HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE SPINCO BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS TO WHICH THEY ARE A PARTY.

(b)          Amendments and Waivers.

(i)          This Agreement may be amended, and any provision of this Agreement may be waived if and only if such amendment or waiver, as the case may be, is in writing and signed, in the case of an amendment, by the parties or, in the case of a waiver, by the party against whom the waiver is to be effective.

(ii)          No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  Any term, covenant or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but only by a written notice signed by such party expressly waiving such term, covenant or condition.  The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

SECTION 24.          Governing Law and Interpretation.   This Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to the choice of law provisions thereof).

SECTION 25.          Dispute Resolution.   In the event of any dispute relating to this Agreement, including but not limited to whether a Tax liability is a liability of the Company Group, the SpinCo Group or the Parent Group, the parties shall work together in good faith to resolve such dispute within thirty (30) days.  In the event that such dispute is not resolved, upon written notice by a party after such thirty (30)-day period, the matter shall be referred to a U.S. Tax counsel or other Tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by the Company and Parent; provided, however, that, if the Company and the Parent do not agree on the selection of the Tax Arbiter after five (5) days of good faith negotiation, the Tax Arbiter shall consist of a panel of three U.S. Tax counsel or other Tax advisors of recognized national standing with one member chosen by the Company, one member chosen by Parent, and a third member chosen by mutual agreement of the other members within the following ten (10)-day period.  Each decision of a panel Tax Arbiter shall be made by majority vote of the members.  The Tax Arbiter may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute.  The Tax Arbiter shall furnish written notice to the parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution.  Any such resolution by the Tax Arbiter shall be binding on the parties, and the parties shall take, or cause to be taken, any action necessary to implement such resolution.  All fees and expenses of the Tax Arbiter shall be shared equally by the parties to the dispute.

SECTION 26.          Counterparts.   This Agreement may be signed in any number of counterparts (including by facsimile or PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 27.          Successors and Assigns; Third Party Beneficiaries.   Except as provided below, this Agreement shall be binding upon and shall inure only to the benefit of the parties hereto and their respective successors and assigns, by merger, acquisition of assets or otherwise (including but not limited to any successor of a party hereto succeeding to the Tax Attributes of such party under Applicable Tax Law).  This Agreement is not intended to benefit any Person other than the parties hereto and such successors and assigns, and no such other Person shall be a third party beneficiary hereof.  Upon the Merger Effective Time, this Agreement shall be binding on Parent and Parent shall be subject to the obligations and restrictions imposed on SpinCo hereunder, including the indemnification obligations of SpinCo under Section 14.

SECTION 28.          Authorization, Etc.   Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party, and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party.

SECTION 29.          Change in Tax Law.   Any reference to a provision of the Code, Treasury regulations or any other Applicable Tax Law shall include a reference to any applicable successor provision of the Code, Treasury regulations or other Applicable Tax Law; provided that, in the event of any amendment to any provision of the Code, Treasury regulations or any other Applicable Tax Law (or any successor provision thereto) or any promulgation of official, published guidance with respect thereto, the underlying principles of calculation and allocation in this Agreement shall apply mutatis mutandis, and the parties hereto shall cooperate in good faith to apply such principles in such manner.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

The Company on its own behalf and on behalf of the members of the Company Group.

By:	/s/ Michael Jones
	Name:	Michael Jones
	Title:	Vice President, Business Development

SpinCo on its own behalf and on behalf of the members of the SpinCo Group.

By:	/s/ Thomas LaFrance
	Name:	Thomas LaFrance
	Title:	General Counsel & Secretary

Parent on its own behalf and on behalf of the members of the Parent Group.

By:	/s/ Raymond T. Betler
	Name:	Raymond T. Betler
	Title:	President and Chief Executive Officer

Direct Sale Purchaser

By:	/s/ David DeNinno
	Name:	David DeNinno
	Title:	President and Secretary

SCHEDULE A

DIRECT SALE ALLOCATION PRINCIPLES1
Legal Entity Name	Direct Sale Value Allocation (All numbers in USD)
GE Transportes Ferroviarios S/A	278,218,606
Brazil real estate assets described in item (5) of Schedule 2.01(a) of the Separation Agreement	9,926,105
GE Transportation Systems (China) Co. Ltd.	43,908,322
GE South Africa Technologies (Proprietary) Limited[2]	1,681,174
GE Transportation Group Holdings PTY LTD	113,686,360
Transportation Global Egypt LLC	12,994,350
Transportation Egypt Services LLC	131,256[3]
PT Transportation Solutions Indonesia	9,403,617
Locomotive Manufacturing and Services, S.A. de C.V.	353,801,377
GE Manufacturing Solutions, LLC	270,159,113
General Electric Canada assets described in item (3) of Schedule 2.01(a) of the Separation Agreement	276,797,060
General Electric Canada Company assets described in item (5) of Schedule 2.01(a) of the Separation Agreement	-
General Electric Company assets described in item (1) and item (2) of Schedule 2.01(a) of the Separation Agreement	1,219,922,000
Transferred Notes	284,370,660
Total	2,875,000,000

[1]	All valuations are on a cash-free basis.
[2]
This figure reflects an aggregate amount to be allocated to (i) the shares of GE South Africa Technologies (Proprietary) Limited and (ii) the contractual rights, obligations, title, benefits and interests described in item (6) of Schedule 2.01(a) of the Separation Agreement.

[3]	This value for Transportation Egypt Services LLC represents only the value of the shares directly transferring to Parent in the Direct Sale.

SCHEDULE B

REFERENCE ASSET PARTNERSHIPS, DISREGARDED ENTITIES AND BRANCHES

1.	GE Global Sourcing LLC

2.	GE Diesel Locomotive Private Limited

3.	Komatsu GE Mining Systems, LLC

4.	GE Global Sourcing II LLC

5.	GE Global Sourcing India Pvt Ltd

6.	GE-UGM, LLC

7.	GE Transportation Parts, LLC

8.	GE Manufacturing Solutions, LLC

9.	Transportation Global LLC - Angola Branch

10.	Transportation Global LLC - Colombia Branch

11.	Transportation Global LLC - Ghana Branch

12.	Transportation Global LLC - Kazakhstan Branch

13.	Transportation Global LLC - Peru Branch

14.	Transportation Global LLC - Dubai Branch

15.	Transportation Global LLC - Abu Dhabi Branch

16.	Transportation Global LLC - Zambia Branch

SCHEDULE C

“QUALIFIED PROPERTY” (TRANSACTIONS OTHER THAN DIRECT SALE)

1.
Software described in Section 168(k)(2) of the Code the tax basis of which is adjusted for U.S. federal income tax purposes, including pursuant to Section 743(b) of the Code, in connection with the SpinCo Transfer, the Distribution or the Merger.

2.
All other property, plant and equipment (but excluding buildings and real property) described in Section 168(k)(2) of the Code the tax basis of which is adjusted for U.S. federal income tax purposes, including pursuant to Section 743(b) of the Code, in connection with the SpinCo Transfer, the Distribution or the Merger.

SCHEDULE D

“QUALIFIED PROPERTY” (DIRECT SALE)

1.
Software described in Section 168(k)(2) of the Code the tax basis of which is adjusted for U.S. federal income tax purposes, including pursuant to Section 743(b) of the Code, in connection with the Direct Sale.

2.
Rotable parts described in Section 168(k)(2) of the Code the tax basis of which is adjusted for U.S. federal income tax purposes, including pursuant to Section 743(b) of the Code, in connection with the Direct Sale.

3.
All other property, plant and equipment (but excluding buildings and real property) described in Section 168(k)(2) of the Code the tax basis of which is adjusted for U.S. federal income tax purposes, including pursuant to Section 743(b) of the Code, in connection with the Direct Sale.